          Cinergy Corp. Capitalization

                      CINERGY CORP. CAPITALIZATION

                                 Actual

                             March 31, 1997

                               $ Millions        Percentage

Debt:
     First Mortgage Bonds      $   1,184
     Other Long-term Debt          1,466
     Short-term Debt                 705
                                   3,355            54.4%

Preferred Stock                      194             3.2%

Common Equity:
     Common Stock                      2
     Paid-in Capital               1,580
     Retained Earnings             1,034
                                   2,616            42.4%

Total Capitalization           $   6,165           100.0%


The following table sets forth Cinergy's proforma capitalization, assuming that the entire amount of non-recourse debt applicable to Exempt Entities (i.e., Midlands) which is attributable to Cinergy's ownership interest ($800 million) is consolidated.

 Pro Forma Table

                            Pro Forma

                          March 31, 1997


                              $ Millions         Percentage

Debt:

     First Mortgage Bonds     $    1,184
     Other Long-term Debt          2,266
     Short-term Debt                 705
                                   4,155             59.6%

Preferred Stock                      194              2.8%

Common Equity:
     Common Stock                      2
     Paid-in Capital               1,580
     Retained Earnings             1,034
                                   2,616             37.6%

Total Capitalization         $     6,965            100.0%

